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
Exhibit  11:  Earnings  per  share

The  following  table  reconciles  the  numerators  and  denominators of the basic and diluted earnings  per  share:

                                                 Three months ended       Nine Months ended
                                                     August  31,             August  31,
                                                  2001        2000        2001         2000
                                               ----------  ----------  -----------  ----------

BASIC EARNINGS (LOSS) PER COMMON SHARE:
---------------------------------------
NUMERATOR
  Net income (loss)                             (314,394)   (552,556)     174,568    (398,404)

DENOMINATOR
  Weighted average number of shares
    outstanding                                1,415,833   1,377,728    1,392,758   2,371,002
                                               ==========  ==========  ===========  ==========

PER SHARE AMOUNTS
  Net income (loss)                               ($0.22)     ($0.40)  $     0.13      ($0.17)

DILUTED EARNINGS PER SHARE
--------------------------
NUMERATOR
  Net income (loss)                             (314,394)   (552,556)     174,568    (398,404)

DENOMINATOR
  Weighted average number of shares
    Outstanding                                1,415,833   1,377,728    1,392,758   2,371,002
  Effect of dilutive securities:
  Options and warrants                                 -           -       27,200           -

  Stock acquired with proceeds                         -           -      (19,326)          -
                                               ----------  ----------  -----------  ----------
  Weighted average common shares and
    assumed conversions outstanding            1,415,833   1,377,728    1,400,632   2,371,002
                                               ==========  ==========  ===========  ==========

PER SHARE AMOUNTS
  Net income (loss)                               ($0.22)     ($0.40)  $     0.12      ($0.17)
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